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EXHIBIT 10.18



April 20, 2000


Mr. Gwenael Hagan
Vice President of Corporate Development
Webb Interactive Services, Inc.
1800 Glenarm Place
Suite 700
Denver, CO  80202


Dear Gwenael,

Per our discussion on April 12, 2000, this letter documents our understanding of participation by Diamond Partners Incorporated d/b/a Diamond Technology Partners Incorporated ("Diamond") in Webb Interactive Services, Inc.'s (Webb) initial efforts to commercialize the Jabber.org Open Source solution and create Jabber.com, Inc. This project will focus on identifying the appropriate strategic path for Jabber.com, Inc. and ultimately converting that concept plan into a complete business plan. The plan will be created with the goal that it be used to help raise funds and create partnerships in order to move the company forward in its long-term goals. Those next steps will include prototyping multiple concepts and ultimately operationalizing the new business. In creating this Digital StrategySM, we will attempt to leverage Webb's and Diamond's relationships with the Open Source community, Webb's existing internal efforts on the Jabber platform, the Diamond Network of partners and Webb's understanding of the instant messaging environment.

We are very excited to be an integral part of making the underlying promise of Jabber become a commercial reality. The race to dominate instant messaging has been ongoing in the consumer marketplace for a number of years. However, little has been successfully done to connect the various networks, to bring instant messaging into the business to business commerce world or to develop a vision for the future of what instant messaging can become by connecting to other technologies like XML and wireless communications. It is this opportunity that we hope to identify more clearly and communicate internally as well as externally so that Jabber.com, Inc. has a coherent vision for its future.

If executed successfully, we believe that this opportunity will prove to be very
valuable for Webb.   The extent of that value will be determined as part of the overall project and will help in focusing in on the appropriate strategic path. Since this new opportunity extends beyond Webb's current business model, it
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Mr. Gwenael Hagan
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is critical that Webb proceeds carefully, targeting specific milestones rather than instant profitability, without losing the element of speed. Existing players are already attacking this market, so Webb needs to prototype and implement rapidly in order to capture the opportunity while managing risk.

Therefore, Diamond proposes to assist Webb in rapidly developing a detailed business plan, an economic model and a pitch presentation to gain the next round of funding for Jabber.com, Inc. Diamond has extensive experience helping large and small companies scope and plan for new e-business ventures like this one. Additionally, Diamond is uniquely positioned to assist Webb in this effort since we can leverage the work we have already done around the Open Source community and instant messaging to help develop the strategy and minimize the time it takes to get a team `up to speed' with the concept.

The remainder of this letter presents our approach, deliverables, timeframe, staffing and fees that we propose for this engagement.

Note: Diamond's typical time frame to develop a Digital StrategySM for a company is three months. The end result is an extraventure business plan that should be able to be financed by an external venture capital firm. Our initial discussions on this project with Webb have targeted an 8-week project, which compresses the time frame and will require some tradeoffs for the speed of the project.


Approach & Deliverables

Given the competitive nature of this marketplace and the opportunity we believe exists for Jabber, Diamond believes that it is critical that Webb develop (or ideate) potential `Killer App' concepts to commercialize very quickly. Once that is done with the help of the external advisors for Webb/Jabber and the broader Diamond Network, then we will take those concepts and form a complete business plan, an economic model and a pitch presentation. Diamond will expect to work collaboratively with the core Webb/Jabber team in developing these potential `Killer Apps' and the ensuing business plan to ensure that the detail knowledge of the opportunity remains with Jabber.com, Inc. going forward.

As part of the business plan, we will work with Webb to develop a refined definition of the business concept, including specific products, services, and partners. We will also develop a high-level rollout plan that maps out

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development of capabilities and service delivery from the prototype to end-state implementation. Next, we will define the value proposition for all key constituents, including Webb, partners, suppliers, and customers. Further, we will design a high-level marketing strategy including branding and a revenue/pricing model. Then, we will develop a financial model that projects "order-of-magnitude" revenue, operating costs, and capital requirement over the next 5 years, outline key management team requirements, and discuss risks and possible mitigants. To the extent that we develop multiple products or platforms, we will adjust the detail level of the financial model to fit the compressed time frame.

All of these components will be integrated into a cohesive business plan that can be used to evaluate and measure the opportunity from an internal and external perspective. For the pitch presentation, we will use our Media Lab resources to work closely with the team to scope the requirements, define the flow of the presentation and create the appropriate graphics and text to support funding and partnership efforts.

A summary of the key engagement components is outlined below:

     Component                    Tasks/Activities                           Deliverables
------------------------------------------------------------------------------------------------------
Establish project         Establish goals and deliverables             .  Deliverable map
objectives &              Identify resources (internal and             .  Meeting schedule
schedule                  external) Schedule resources

Understand instant        Understand Webb work-to-date on Jabber       .  High-level description of concepts
messaging/Open            Collect and review industry research         .  Competitive analysis
Source environment           .  Instant messaging players/users
                             .  Open Source initiatives
                             .  Other relevant technologies
                          Synthesize primary and secondary research

Ideation process          Establish ideation foundation                .  Framework for ideation process
                          Internal hypotheses development              .  Next level hypothesis descriptions
                             .  Brainstorming sessions
                             .  Refine existing hypotheses
                          Ideation sessions                            .  Prioritized hypotheses
                             .  Ideation session #1 - focus on
                                generating ideas to investigate
                             .  Ideation session #2 - focus on
                                improving and filtering existing ideas

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
Economic model            Define and estimate revenue sources          .  Venture economic model
development               Prepare financial statements
                          Create venture economic model

Business plan             Develop initial business models              .  Financial pro formas
development                  .  Integrate research                     .  Management requirements
                             .  Review and refine models to support    .  Risk factors
                                ideas from Ideation sessions           .  Comprehensive business plan
                          Finalize business model
                             .  Define new venture business intent
                             .  Define new venture involvement with
                                Open Source ecosystem
                             .  Develop partnership map
                             .  Develop organizational structure
                             .  Develop high-level cost, time and
                                resources needed to evolve Jabber
Pitch presentation/                                                    .  Investor quality pitch presentation
demo                      Outline objectives
                          Get appropriate resources lined up
                          Outline the pitch/demo components
                          Create the pitch/demo

Staffing

For this engagement, we propose augmenting the existing Webb team in order to take maximum advantage of the experience and knowledge we have already gained in this business:

Resource                                   Primary Role
Engagement Partner (part-time)             Overall engagement responsibility
Senior Principal - Strategy (full time)    Day-to-day engagement
management
Senior Principal - Technology (full time)  Ideation Process
Associate (full time)                      Business Plan & Pitch Presentation
Associate (full time)                      Economic Model
Analyst (full time)                        Research

Engagement Advisors:   Mark Siefertson, Partner (technology)
                       Diamond network members on an as needed basis

Fees & Equity

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The professional fees for this engagement are $800,000 at full rates.  However,
Diamond has agreed to accept equity in lieu of fees in the amount of $140,000 or 17.5% of total fees. This makes the professional fees due in cash to be $660,000. The equity arrangement is as follows:


1. For the $140,000 discussed in the previous paragraph, Diamond will be entitled to the number of shares of capital stock of Jabber.com, Inc. equal to $140,000 divided by the price per share of the stock sold at the first round of external financing, such shares to be issued at the time of and on the same terms and conditions (e.g., class of capital stock, price per share, voting rights, registration rights, preemptive rights, anti-dilution protection, etc.) as those sold to the participating investors in the first round of external financing for Jabber.com, Inc.

2. Diamond will also be entitled to purchase at the time of each financing round, on the same terms as other participants who participate in those financing rounds (at fair market value), up to 10% cumulatively (or such lesser amount as we may elect) of Jabber.com, Inc., with the proviso that the amounts invested by Diamond cannot exceed 30% of the total investment in Jabber.com, Inc. for each specific equity financing round up to Initial Public Offering. In addition, Diamond will receive their pro rata share of any friends and family allocation in connection with an IPO. This aforementioned right to purchase 10% cumulatively of Jabber.com, Inc. terminates upon an IPO, sale of substantially all of the assets of Jabber.com, Inc., or a merger of Jabber.com, Inc. with another company in which Jabber.com, Inc. shareholders do not constitute 50% of the combined companies' shareholders.

3. Diamond will also make available Mark Siefertson, a Diamond Partner, to become a member of Jabber.com, Inc.'s advisory board, under the terms and conditions contained within the separately approved Advisory Board Agreement in exchange for 37,500 common shares.

4. In exchange for the investment rights noted above and in addition to the appointment of a Diamond Partner to the advisory board, Diamond agrees on a good faith basis, as Diamond deems appropriate, to provide assistance relating to promotions, brand building, fundraising, revenue generation, partnership building, recruitment, and other key efforts related to building the company. It being understood that Diamond will continue to provide the aforementioned assistance subsequent to the conclusion of any

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     consulting arrangement. It also being understood that all of Diamond's rights mentioned in this arrangement letter will survive.

5. The foregoing equity arrangement shall apply to any successor-in-interest to the Jabber.com, Inc.'s business.


                            ***********************


Gwenael, we are looking forward to helping Webb take advantage of this exiting growth opportunity. I look forward to working with you over the course of the next few months. If you accept our proposal, please so confirm by signing where indicated below and returning this letter to us.

Very truly yours,


Andy Carlson
Senior Principal
Diamond Technology Partners


Accepted and agreed on ________, 2000



By:  ________________________________  By: ________________________________
     Mike Connolly                     Gwenael Hagan
     Vice President                    Vice President Corp. Development
     Diamond Partners Incorporated     Webb Interactive Services, Inc.
     d/b/a Diamond Technology Partners
     Incorporated



Attachments

Appendix A: Diamond Technology Partners Terms & Conditions of Services Appendix B: High-level milestone chart
Appendix C: Detailed work plan (see spreadsheet attached)

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                                                                     Appendix A


DIAMOND'S TERMS AND CONDITIONS OF SERVICES
------------------------------------------

CONFIDENTIALITY

Diamond acknowledges that during the Project it may learn and use certain of Client's confidential information and thus will use reasonable efforts to prevent third parties from learning about such information. Likewise, Client will use reasonable efforts to prevent third parties from learning about Diamond's confidential and proprietary information, which includes without limitation Diamond's methodology, processes, programs and know-how. These obligations do not apply to information or materials that: 1) are or become generally known by third parties other than as a result of an act or omission by the receiving party; 2) were already independently known by the receiving party prior to receiving them from the disclosing party; 3) are developed independently by the receiving party; or 4) are required by law or a governmental agency to be disclosed, provided the receiving party promptly notifies the disclosing party of such requirement so that the disclosing party can seek to obtain a protective order or similar remedy. Diamond will act as an independent contractor on the Project, and, unless otherwise specifically agreed to by the parties, neither Diamond nor Client shall act as the agent or joint venturer of the other.

PROPRIETARY RIGHTS

Except for previously developed ideas, concepts, know-how, knowledge, techniques, tools, approaches, and methodologies proprietary to Diamond, as well as any open source coding or software, which may be reflected in the deliverables, Client shall have title to, ownership of, and all proprietary rights in the deliverables provided by Diamond in connection with the Project, including all work-in-progress; provided, however, that title to any such proprietary rights shall not pass until Client's payment to Diamond therefor. At Client's request, Diamond will execute such documents as may be necessary to protect Client's rights in any work.

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Nothing contained herein shall be construed as limiting Diamond's rights to use or market in the conduct of Diamond's business, without obligation of any kind other than Diamond's obligations of confidentiality to Client, any such pre-existing materials or any general ideas, concepts, know-how, knowledge, techniques, tools, approaches and methodologies or other residual values possessed or known to Diamond or learned or developed during the provision of services. Client agrees Diamond may retain archival copies of any and all deliverables developed by Diamond for Client pursuant to the Project.

LIMITATION ON LIABILITY

Diamond warrants that the services described in this proposal will be provided in a professional manner. Other than this warranty, Diamond makes and Client receives no express or implied warranties, including without limitation any express or implied warranties of merchantability or fitness for a particular purpose. Client understands and agrees that any liability of Diamond regarding the Project shall be limited to the amount of fees actually received by Diamond in connection with the Project, and shall not include any special, incidental, consequential or punitive damages, any damages based on injury to person or property, or any lost sales or profits.

DISPUTE RESOLUTION

Diamond and you both agree that any dispute concerning the services that cannot be resolved first by Diamond's and Client's respective chief executive officers or other agreed-upon officers shall be arbitrated in accordance with the commercial rules of the American Arbitration Association, and any award shall be final and enforceable by a court.

CANCELLATION

Either Client or Diamond may terminate this Agreement by giving the other no less than thirty (30) days advance written notice of termination, in which case this Agreement shall terminate on the effective date specified in such notice (which date shall not be less than thirty (30) days from the date of notice). Either party may cancel this Agreement immediately, in whole or in part, for material default, material breach, insolvency, bankruptcy, inability to pay debts, or similar financial circumstances by the other. In the event of any such termination, Diamond shall invoice the Client for any amounts due and

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payable for services rendered to Client prior to the effective date of termination and Client shall pay such invoice within thirty (30) days of Client's receipt thereof. Upon payment of such invoice, Diamond shall deliver to Client all work completed up to the effective date of such termination and neither party shall have any further obligation or liability to the other.


OFFICE ACCOMODATIONS AND COOPERATION

Diamond's regular workday is eight hours per day. Diamond personnel will generally work four days on-site and one day off-site and will not be required to work on Diamond holidays. In addition, from time to time, Diamond personnel will be required to participate in firm or region wide training sessions. When Diamond personnel perform services at Client's premises, Client will provide reasonable office accommodations and services, including without limitation office and storage space, reasonable use of computers, telephone facilities, documentation, and other related material and equipment as reasonably requested by Diamond. Client shall also furnish Diamond with all the data and information required by Diamond for the Project, as well as reasonable access to key personnel.


NON-SOLICITATION

During the term of this arrangement and for a period of one year thereafter, neither party will directly or indirectly solicit for employment, employ, consult with, or otherwise retain the services of any of the employees who are in any manner connected with the services as set forth in this proposal.


USE OF CLIENT NAME

Notwithstanding anything herein (or in any other agreement) to the contrary, Diamond shall have the right, upon Client's acceptance of the work hereunder, to reference Client and the general nature of the work on Diamond's web site and in presentations to prospects, clients or investors. Diamond shall also have the right, from time to time, to create case studies, presentations, articles, and the like related to the work ("Materials") and, upon Client's review and approval of the Material's content, to utilize the Materials in public speaking engagements, publications, and other similar uses. In no event will Diamond

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utilize the Materials or these rights in any way which: 1) misrepresents
Diamond's contribution; 2) damages or disadvantages Client's competitive position; or 3) violates Diamond's obligations of confidentiality to Client hereunder or in any other document.


INVOICES

Invoices for fees will be submitted at the beginning of each month and will be due and payable within ten days of receipt.. Client agrees to submit payments to Diamond for such invoices via electronic funds transfer to Diamond's Account Number 18074324 at American National Bank, ABA # 071000770. Expenses (as further described below) will be billed in arrears. For late payments, interest will be charged at the rate of two percentage points over the then-current prime rate of interest as announced at Bank One, calculated from the date when payment becomes overdue until payment is made. Upon 30 days prior written notice, but no more than once every three months, Diamond may increase its fee rates for services provided.


EXPENSES, SEAT CHARGE AND TAXES

Client will reimburse Diamond for all reasonable out-of-pocket expenses incurred by Diamond in connection with the provision of services and the evaluation of investment, including without limitation travel, living, meals, long-distance telephone, postage and express mail expenses. In addition, equipment and administrative costs for computer equipment, network communications, general research services, document production and administrative support will be invoiced monthly at a rate of 4.9% of professional fees.

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In the event Client uses a Diamond Solutions Center to build and/or launch
eBusiness solutions in connection with the Project, a seat charge for space, services, tolls and other facilities and support will be invoiced monthly at the rate of $2,000 per team member. Clients using such services on a part-time basis will be charged on a pro rata basis. Client and Diamond shall mutually agree on the number of Diamond Solutions Center team members needed for the Project.

In addition to access to designated sections of the facilities, the infrastructure components of the seat charge also include network access, use of development servers for the creation of a demo/prototype, developer workstations for 60% of paid seats, access to approximately 100GB of disk space, nightly backup of up to two development servers per project, rack space for holding two development servers, security (setup of a single virtual private network), printers, fax machine and scanners and help desk access. The seat charge also includes use of software components, including project management tools, environment management/source control, testing (both functional and performance), database access for the creation of a demo/prototype, and access to experts in various eCommerce applications.

The seat charge does not cover the following expenses, which expenses will be
                --------
charged separately: individual reception or administrative assistant, use of development servers or database access after the completion of the prototype, developer workstations for greater than 60% of seats, backup of more then two servers, more than one virtual private network.

Client will be responsible for any local, state, federal or other taxes or assessments that might apply to the provision of services by Diamond.


ENTIRE AGREEMENT

The foregoing letter and these Terms and Conditions constitute the parties' entire agreement with respect to the subject matter contained herein, and supersede all other prior written or oral agreements and undertakings with respect to such subject matter. The scope of this arrangement may be changed only by mutual agreement.

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                                   Initials



                                   _________

                      (authorized client representative)

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                                                                     Appendix B

       [Jabber, Inc. - High level project milestone chart appears here]

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